Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-162531

P R O S P E C T U S    S U P P L E M E  N T

(To prospectus dated December 17, 2009)

Export Development Canada (An agent of Her Majesty in right of Canada) Exportation et développement Canada (Mandataire de Sa Majesté du chef du Canada)

U.S. $1,000,000,000

0.500% United States Dollar Bonds due September 15, 2015

Export Development Canada will pay interest on the bonds semi-annually in arrears on March 15 and September 15 of each year, commencing with a short first coupon payable on September 15, 2012. Interest will accrue from June 19, 2012. EDC cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds — Maturity, Redemption and Purchases”. The bonds will mature on September 15, 2015.

The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

Application has been made for the bonds offered by this prospectus supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Unless the context otherwise requires, references in this prospectus supplement to the bonds being “listed” shall mean that the bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. The Underwriters will purchase all of the bonds if any are purchased.

	Per Bond	Total
Public offering price(1)	99.949%	U.S. $	999,490,000
Underwriting discount	0.100%	U.S. $	1,000,000
Proceeds, before expenses, to EDC(1)	99.849%	U.S. $	998,490,000

(1)	Plus accrued interest from June 19, 2012, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, CDS Clearing and Depository Services Inc., Clearstream, Luxembourg or Euroclear, as the case may be, on or about June 19, 2012.

Joint Book-Running Managers

Deutsche Bank Securities	HSBC	J.P. Morgan	TD Securities

Co-Managers

Barclays
BNP PARIBAS
BofA Merrill Lynch
CIBC
Citigroup
Credit Suisse
Daiwa Capital Markets Europe
Goldman Sachs International
Mizuho Securities
Morgan Stanley
RBC Capital Markets
RBS
Scotiabank
SOCIETE GENERALE

The date of this prospectus supplement is June 12, 2012.

This prospectus supplement should be read together with the prospectus dated December 17, 2009 of Export Development Canada (“EDC”) (the “basic prospectus”) which contains, or incorporates by reference, information regarding EDC, Canada and other matters, including a description of certain terms of EDC’s securities. EDC has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the basic prospectus. EDC takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither EDC nor the Underwriters are making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying basic prospectus, as well as the information previously filed by EDC with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference in the accompanying basic prospectus, is accurate only as of the date of such documents. That portion of the bonds being offered by this prospectus supplement and the accompanying basic prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement no. 333-162531 which EDC has filed with the SEC. Further information regarding EDC and the bonds may be found in registration statement no. 333-162531.

EDC and Canada file reports and other information with the SEC in the United States. You may read and copy any document EDC or Canada files at the SEC’s public reference room at 100 F Street, N.E., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges. EDC’s and Canada’s SEC filings are also available to the public from the SEC’s website at www.sec.gov and will be available at the offices of the Luxembourg listing agent.

The distribution of this prospectus supplement and the accompanying basic prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. In particular, in the case of offers in the European Economic Area, or EEA, the bonds may not be offered or sold, directly or indirectly, except in circumstances that will result in compliance with Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State) and any implementing legislation in any Relevant Member State (as defined below) (the “Prospectus Directive”) and any other applicable laws and regulations. Persons in whose possession this prospectus supplement and the accompanying basic prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying basic prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

This prospectus supplement has been prepared on the basis that all offers of bonds in any member state of the EEA which has implemented the Prospective Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce and publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make any offer in that Relevant Member State of the bonds which are the subject of the placement referred to in this prospectus supplement may only do so in circumstances in which no obligation arises for EDC or the Underwriters to produce and publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospective Directive, in relation to such offer. Neither EDC nor the Underwriters have authorized, nor do they authorize, the making of any offer of the bonds in circumstances in which an obligation arises for EDC or the Underwriters to publish a prospectus or supplement a prospectus for such offer. EDC has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary, other than offers made by the Underwriters resulting in sales constituting the final placement of the bonds contemplated in this prospectus supplement.

References in this prospectus supplement to “U.S. $” and “United States dollars” are to the lawful money of the United States of America and all references to the “European Economic Area” or “EEA” are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

In this prospectus supplement, unless otherwise indicated, dollar amounts are expressed in United States dollars. On June 12, 2012 the noon spot rate of the Bank of Canada for conversion of United States dollars (“U.S. $”) to Canadian dollars (“Cdn. $”) was U.S. $1.00 = Cdn. $1.03.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying basic prospectus.

Issuer	Export Development Canada, an agent of Her Majesty in right of Canada, 150 Slater Street, Ottawa, Ontario, Canada K1A 1K3 (Phone: (613) 598-2800).

Securities Offered	U.S. $1,000,000,000 principal amount of 0.500% United States Dollar Bonds due September 15, 2015.

Interest Payment Dates	March 15 and September 15 of each year, commencing with a short first coupon payable on September 15, 2012.

Redemption	We will not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds — Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in the United States, Canada, Europe and Asia. See “Underwriting”.

Listing	Application has been made to list (as defined on the cover page of this prospectus supplement) the bonds on the Euro MTF Market of the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In certain circumstances, we may cease to maintain such listing and agree to use our reasonable efforts to obtain an alternative listing. See “General Information — No Obligation to Maintain Listing”.

Status	The bonds will constitute our direct unconditional obligations and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada.

Form and Settlement	We will issue the bonds in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) and will record the global bonds in a register held by Citibank, N.A., as Registrar. You may hold a beneficial interest in a global bond through DTC, CDS Clearing and Depository Services Inc. (“CDS”), Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”) directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.

As an owner of a beneficial interest in a global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement (as defined below).

We will issue the bonds only in denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax as set forth in “Description of Bonds — Payment of Additional Amounts” in this prospectus supplement and in “Tax Matters — Canadian Federal Income Tax Consequences” in the accompanying basic prospectus.

DESCRIPTION OF BONDS

General

The 0.500% United States Dollar Bonds due September 15, 2015 in the initial aggregate principal amount of U.S. $1,000,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of June 19, 2012 (the “Fiscal Agency Agreement”) between EDC and Citibank, N.A., as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of the global bonds, a copy of which will be incorporated by reference as an exhibit to registration statement no. 333-162531 and will be available for inspection at the offices of The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the bonds, assents to and is deemed to have notice of. Additional terms of the bonds are described in the accompanying basic prospectus under the heading “Description of the Debt Securities”.

References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “— Payment of Additional Amounts”.

Status of the Bonds

The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under the bonds rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds directly through any of DTC (in the United States), CDS (in Canada) or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants in such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC, and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Title” and “Definitive Certificates”.

Bonds will only be sold in minimum denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bonds, including participants in DTC, CDS, Clearstream, Luxembourg and Euroclear.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bonds of Cede & Co.; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the Registrar from EDC are duly credited to Cede & Co.; and (iii) transmitting to EDC any notices from the registered holders of bonds.

The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

Subject to applicable law and the terms of the Fiscal Agency Agreement, EDC and the Registrar will treat the persons in whose name a global bond is registered, initially Cede & Co., as nominee for DTC, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither EDC nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in a global bond.

Interest

The bonds will bear interest from June 19, 2012 at a rate of 0.500% per annum. Interest for the initial period from, and including, June 19, 2012 to, but excluding September 15, 2012 will be payable as a short first coupon on September 15, 2012. Thereafter, interest on the bonds will be payable in two equal semi-annual installments in arrears on March 15 and September 15 of each year. Interest will be payable to the persons in whose names the bonds are registered at the close of business on March 1 or September 1 (the regular record dates), as the case may be, preceding the applicable interest payment date. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 0.500% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of 12 thirty-day months.

Payments

Principal of and interest on the bonds (including bonds in definitive form issued in exchange for the global bond as described under “Definitive Certificates”) are payable by EDC in United States dollars to the persons in whose names the bonds are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Registrar will act as EDC’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. In the event definitive bonds are issued, EDC will appoint and maintain a transfer and paying agent in Luxembourg as further described under “Definitive Certificates” and will maintain a paying agent in a member state (“Member State”) of the European Union (if any) that will not be obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such directive (the “Savings Directive”). Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither EDC nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to or payments made by such clearing systems on account of beneficial interests in a global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of New York, the City of London, England, the City of Toronto or in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

All funds held by the Registrar or any paying agent for payment of principal or interest and any Additional Amounts shall be held in trust for the registered holders of bonds. Any such moneys remaining unclaimed at the end of two years after the date on which such principal, interest or Additional Amounts shall have become due and payable shall be repaid to EDC, as provided and in the manner set forth in the bonds.

Further Issues

EDC may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally with the bonds being issued pursuant to this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

Maturity, Redemption and Purchases

The principal amount of the bonds shall be due and payable on September 15, 2015. The bonds are not subject to any sinking fund, are not redeemable at the option of EDC prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

The bonds may be redeemed at the option of EDC in whole, but not in part, at any time, on giving not less than 10 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) EDC has or will become obliged to pay Additional Amounts as provided under the caption “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by EDC taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which EDC would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, EDC shall deliver to the Registrar a certificate signed by an officer of EDC stating that EDC is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of EDC so to redeem have occurred.

EDC may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may cause the Registrar to cancel any bonds so purchased.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the bonds will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, EDC (subject to its rights of redemption) will pay to the registered holders of the bonds such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of bonds of the amounts which would otherwise have been payable in respect of the bonds in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any bond:

(a) a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such bond by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such bond;

(b) presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days; for this purpose, the “Relevant Date” in relation to any bond means whichever is the later of:

(i)  the date on which the payment in respect of such bond becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such bond has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the bonds that moneys have been so received;

(c) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other law implementing or complying with, or introduced in order to conform to, such directive; or

(d) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a member state of the European Union.

Definitive Certificates

No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

If DTC notifies EDC that it is unwilling or unable to continue as depositary in connection with the global bonds or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by EDC within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, EDC will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, the global bonds. EDC may also at any time and in its sole discretion determine not to have any of the bonds held in the form of a global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, such global bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, EDC will appoint and maintain a transfer and paying agent in Luxembourg and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. In such circumstances, EDC will also maintain a paying agent in a Member State (if any) that will not be obligated to withhold or deduct tax pursuant to the Savings Directive.

Fully registered bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered bonds in definitive form will be made by the Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered bonds in definitive form may be surrendered at the office of the Luxembourg paying agent or such other paying agent appointed by EDC for payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement and the bonds may be amended or supplemented by EDC on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which EDC may deem necessary or desirable and which, in the reasonable opinion of EDC, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of bonds to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof).

An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the stated maturity of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by EDC or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

So long as the bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Governing Law

The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, as long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the second business day after such mailing.

Prescription

EDC’s obligation to pay the principal and interest on the bonds will cease if the bonds are not presented for payment within a period of two years, and a claim for interest is not made within two years, from the date on which such principal or interest, as the case may be, becomes due and payable.

CLEARING AND SETTLEMENT

Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be directly linked to CDS, and indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised EDC as follows:

DTC.    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — Certain U.S. Federal Tax Considerations”.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

CDS.    CDS was formed in November 2006 pursuant to the restructuring of The Canadian Depository for Securities Limited (“CDS Ltd.”). After the restructuring, CDS Ltd., founded in 1970, remains the holding company for CDS and two other operating subsidiaries and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer-automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks (including their Canadian subcustodians), investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in the bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is wholly-owned by CDS Ltd., a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on the Toronto Stock Exchange and also clears a substantial volume of “over the counter” trading in equities and bonds.

Clearstream, Luxembourg.    Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a registered bank. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to interests in the bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.

Transfers Between DTC and CDS, Clearstream, Luxembourg or Euroclear.    Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS Participants, Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

Because of time-zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Transfers Between Clearstream, Luxembourg, Euroclear and CDS.    Cross-market transfers between Clearstream, Luxembourg Participants, Euroclear Participants and CDS Participants will be effected in DTC.

When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream, Luxembourg Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg Participant or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositary for Clearstream, Luxembourg and Euroclear.

Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following summary supplements the discussion under “Tax Matters — Canadian Federal Income Tax Consequences, Investors Resident in Canada” in the accompanying basic prospectus, to which reference is hereby made.

In the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, the following is a fair summary of the principal Canadian federal income tax considerations generally applicable at the date hereof to a “Non-Resident Holder,” defined as a person who acquires beneficial ownership of a bond pursuant to this prospectus supplement and who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”): (a) is not, and is not deemed to be, a resident of Canada; (b) does not use or hold and is not deemed to use or hold the bond in, or in the course of, carrying on a business in Canada, and (c) does not carry on an insurance business in Canada and elsewhere.

This summary is based upon: (a) the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (b) all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and (c) counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the consequences to any particular Non-Resident Holder is made. Therefore, each Non-Resident Holder should consult its own tax advisors for advice regarding its particular circumstances.

Interest paid or credited or deemed to be paid or credited by EDC to a Non-Resident Holder on a bond will be exempt from Canadian non-resident withholding tax and EDC will not be required to deduct or withhold tax from interest or principal paid or credited or deemed to be paid or credited by EDC to the Non-Resident Holder on the bond. Generally, there are no other Canadian income taxes that would be payable by a Non-Resident Holder as a result of holding or disposing of a bond (including for greater certainty, any gain realized by a Non-Resident Holder on a disposition of a bond).

Certain U.S. Federal Tax Considerations

The following summary supplements the discussion under “Tax Matters — Certain U.S. Federal Tax Considerations” in the accompanying basic prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with initial purchasers who are United States Persons (as defined below) that hold bonds as capital assets. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, regulated investment companies, real estate investment trusts, persons holding bonds as a hedge, straddle, conversion or integrated transaction, persons subject to the alternative minimum tax and persons whose functional currency is not the U.S. dollar. In addition to other qualifications set forth in the accompanying basic prospectus, the following summary does not address the recently enacted Medicare tax payable on “net investment income”.

Prospective purchasers of bonds should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

For purposes of this discussion, “United States Person” means a citizen or resident of the United States, a corporation (including a publicly traded partnership or other person that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust subject to the control of a U.S. person and the primary supervision of a U.S. court.

Interest Payments

Interest on a bond received or accrued by holders, including Additional Amounts as defined in this prospectus supplement, if any, and any Canadian income tax withheld, will be taxable to such holder as ordinary interest income at the time it is accrued or is paid, in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes. If Canadian income tax is withheld, a holder may, subject to certain limitations, be entitled to a foreign tax credit or, at the election of such holder, a deduction in respect of the amount so withheld.

Dispositions

A holder’s tax basis in a bond generally will be the purchase price of such bond. Upon the sale, exchange, redemption or other taxable disposition of a bond, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition (other than accrued but unpaid interest and Additional Amounts, if any) and the holder’s tax basis in such bond. Gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income tax for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

Reporting Obligations

Recently enacted legislation requires certain United States Persons to report information with respect to their investment in bonds not held through a custodial account with a U.S. financial institution to the Internal Revenue Service. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in the bonds.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated as of June 12, 2012 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Ltd. and TD Securities (USA) LLC are acting as representatives (the “Representatives”), has severally agreed to purchase, and EDC has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken. The Underwriters may act through their respective U.S. affiliates or other U.S. broker-dealers when offering any bonds in the United States.

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	U.S. $	215,000,000
HSBC Securities (USA) Inc.		215,000,000
J.P. Morgan Securities Ltd.		215,000,000
TD Securities (USA) LLC		215,000,000
Barclays Bank PLC		10,000,000
BNP Paribas Securities Corp.		10,000,000
CIBC World Markets Corp.		10,000,000
Citigroup Global Markets Inc.		10,000,000
Credit Suisse Securities (Europe) Limited		10,000,000
Daiwa Capital Markets Europe Limited		10,000,000
Goldman Sachs International		10,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		10,000,000
Mizuho International plc		10,000,000
Morgan Stanley & Co. International plc		10,000,000
RBC Capital Markets, LLC		10,000,000
RBS Securities Inc.		10,000,000
Scotia Capital (USA) Inc.		10,000,000
SG Americas Securities, LLC		10,000,000

Total	U.S. $	1,000,000,000

The Underwriters have advised EDC that they propose initially to offer the bonds directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

The bonds are offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The bonds are a new issue of securities with no established trading market. EDC has been advised by the Representatives that some of the Underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

In connection with the sale of the bonds, the Representatives (the “Stabilizing Managers”) or any person acting on behalf of any of them may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Stabilizing Managers may overallot the offering, creating a short position. In addition, the Stabilizing Managers may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. However, there is no assurance that the Stabilizing Managers will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant bonds and 60 days after the date of the allotment of the relevant bonds. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

EDC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

EDC will pay its issuing expenses estimated at U.S. $100,000. EDC’s estimated net proceeds from the issuance of the bonds will be approximately U.S. $998,390,000.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with EDC or its affiliates. Certain of the Underwriters and their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, certain of the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of EDC or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with EDC routinely hedge their credit exposure to EDC consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in EDC securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. Certain of the Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this prospectus supplement, the accompanying basic prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on EDC except as contained in the Underwriting Agreement.

In relation to each member state of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying basic prospectus to the public in that Relevant Member State other than:

(i)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)    to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Representatives for any such offer; or

(iii)    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of bonds shall require EDC or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

For greater certainty, EDC’s intention is that EDC’s offer ends with the offer by the Underwriters of the bonds to their customers.

Each of the Underwriters has also agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue and sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to EDC; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”). Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to or for the benefit of any person resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law available thereunder and in compliance with any other relevant laws of Japan.

Each of the Underwriters has agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (A) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; or as specified in Section 276(7) of the SFA.

LEGAL OPINIONS

The legality of the bonds will be passed upon on behalf of EDC by legal counsel for EDC and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of EDC. Davis Polk & Wardwell LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

The statements under “Tax Matters — Canadian Federal Income Tax Consequences” are set forth herein and in the accompanying basic prospectus in reliance upon the opinion of Stikeman Elliott LLP, and the statements under “Tax Matters — Certain U.S. Federal Tax Considerations” are set forth herein and in the accompanying basic prospectus in reliance upon the opinion of Milbank, Tweed, Hadley & McCloy LLP.

AUTHORIZED AGENT

The authorized agent of EDC in the United States is the Canadian Ambassador to the United States of America, at the following address: Canadian Embassy, 501 Pennsylvania Avenue, N.W., Washington, DC 20001.

GENERAL INFORMATION

The bonds have been accepted for clearing and settlement through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code is 079509361, the ISIN number is US30216BDS88 and the CUSIP number is 30216B DS8.

The issue and sale of the bonds is authorized by resolution of the Board of Directors of EDC which was adopted and became effective on February 23, 2012.

Save as disclosed herein and in the accompanying basic prospectus, there has been no material adverse change in the business, financial condition or results of operations of EDC which is material in the context of the issue of the bonds since December 31, 2011.

Except as described herein and in the accompanying basic prospectus, EDC is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of EDC, to the best of the knowledge of EDC, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg: (a) the documents incorporated by reference herein and in the accompanying basic prospectus (copies of which may be obtained free of charge from The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg); (b) the Fiscal Agency Agreement (which will contain the form of the global bonds); (c) the Underwriting Agreement; and (d) the Export Development Act, the Financial Administration Act (Canada) and the resolution of the Board of Directors of EDC which was adopted and became effective on February 23, 2012.

The Bank of New York Mellon (Luxembourg) S.A. has been appointed as the Luxembourg listing agent. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, EDC will appoint and maintain a transfer and paying agent in Luxembourg, and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

The auditor of EDC who reported on EDC’s most recently filed financial report is Michael Ferguson, FCA, Auditor General of Canada, Ottawa, Ontario.

European Union Savings Tax Disclosure

Under the Savings Directive, Member States must provide to the tax authorities of another Member State details of payments of interest (or similar income) made by a person within the jurisdiction of the first Member State to an individual (or certain other types of person) resident in that other Member State. However, for a transitional period, Austria and Luxembourg are instead required (unless they elect otherwise during that period)

to operate a withholding system in relation to such payments, the current rate of withholding being 35 per cent. The ending of such transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. However, during the transitional period, withholding will not apply under the Savings Directive to a payment if the beneficial owner of that payment authorizes exchange of information instead.

The European Commission has proposed certain amendments to the Savings Directive, which may, if implemented, amend or broaden the scope of the requirements outlined above. A number of non-EU countries and territories, including Switzerland, together with certain dependent or associated territories of Member States, have adopted similar measures (a withholding system in the case of Switzerland).

No Obligation to Maintain Listing

If EDC, in its sole discretion, determines that it is unduly burdensome to maintain the admission of the bonds to the Official List of the Luxembourg Stock Exchange and admission to trading on the Euro MTF Market, it will use reasonable endeavors to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation system that it deems appropriate in its sole discretion, after consultation with the Representatives. However if such alternative listing is not available or, in the opinion of EDC is impractical or unduly burdensome, the bonds may be delisted and an alternative listing may not be obtained. Subject to the foregoing, EDC is not under any obligation to maintain any listing of the bond in such circumstances.

REGISTERED OFFICE OF

EXPORT DEVELOPMENT CANADA

150 Slater Street

Ottawa, Ontario

Canada K1A 1K3

REGISTRAR, FISCAL, TRANSFER AND	LUXEMBOURG LISTING AGENT
PRINCIPAL PAYING AGENT	PAYING AGENT AND TRANSFER AGENT
Citibank, N.A.	The Bank of New York Mellon (Luxembourg) S.A.
388 Greenwich Street, 14th Floor	Vertigo Building — Polaris
New York, New York 10013	2-4 rue Eugène Ruppert
U.S.A.	L-2453 Luxembourg

LEGAL ADVISORS

to the Issuer	to the Underwriters

as to Canadian law	as to Canadian law
Legal Counsel	Stikeman Elliott LLP
Export Development Canada	Commerce Court West
150 Slater Street	199 Bay Street
Ottawa, Ontario	Toronto, Ontario
Canada K1A 1K3	Canada M5L 1B9

as to U.S. law	as to U.S. law
Milbank, Tweed, Hadley & McCloy LLP	Davis Polk & Wardwell LLP
1 Chase Manhattan Plaza	450 Lexington Avenue
New York, New York 10005	New York, New York 10017
U.S.A.	U.S.A.

AUDITOR

Auditor General of Canada

Crown Corporations

240 Sparks Street

Ottawa, Ontario

Canada K1A 0G6

PROSPECTUS

U.S. $3,000,000,000

Debt Securities

Export Development Canada

(An agent of Her Majesty in right of Canada)

Exportation et développement Canada

(Mandataire de Sa Majesté du Chef du Canada)

Export Development Canada intends to offer up to U.S. $3,000,000,000 of its debt securities, or the equivalent in other currencies. The debt securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

The debt securities will constitute direct unconditional obligations of Export Development Canada and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

For each offer and sale of debt securities under this prospectus, we will provide a prospectus supplement, and if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2009.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. The total aggregate proceeds of debt securities offered and sold in the United States or in circumstances where registration of the debt securities is required may not exceed U.S. $3,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, or denominated in a currency other than United States dollars, the aggregate initial offering price will not exceed U.S. $3,000,000,000). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

References in this prospectus to “U.S. $” are to lawful money of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

Neither Export Development Canada (“EDC”) nor Canada is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, both EDC and Canada file annual reports and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information concerning EDC and Canada. You may read and copy any document EDC or Canada files with the SEC at the SEC’s public reference facility at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by EDC or Canada is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows EDC to “incorporate by reference” into this prospectus information filed by EDC and Canada with the SEC, which means that EDC can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference the documents listed below:

•

EDC’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 (file no. 002-62211) (filed with the SEC on May 6, 2009), as amended by the following amendments thereto: Amendment No. 1 on Form 18-K/A (filed with the SEC on September 23, 2009) and Amendment No. 2 on Form 18-K/A (filed with the SEC on December 17, 2009); and

•

Canada’s Annual Report on Form 18-K for the fiscal year ended March 31, 2008 (file no. 033-05368) (filed with the SEC on December 19, 2008), as amended by the following amendments thereto: Amendment No. 1 on Form 18-K/A (filed with the SEC on February 2, 2009); Amendment No. 2 on Form 18-K/A (filed with the SEC on June 12, 2009); Amendment No. 3 on Form 18-K/A (filed with the SEC on September 9, 2009); Amendment No. 4 on Form 18-K/A (filed with the SEC on September 11, 2009); Amendment No. 5 on Form 18-K/A (filed with the SEC on November 6, 2009); and Amendment No. 6 on Form 18-K/A (filed with the SEC on December 17, 2009).

EDC also incorporates by reference all Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by EDC or Canada on or after the date hereof and prior to the termination of the offering of the debt securities offered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

EDC undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to Jim McArdle, Senior Vice-President, Legal Services and Secretary, Export Development Canada, 151 O’Connor Street, Ottawa, Ontario, Canada K1A 1K3 (Telephone: (613) 598-3016).

JURISDICTION AND CONSENT TO SERVICE

Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. See “Description of the Debt Securities — Governing Law and Enforceability”.

EXPORT DEVELOPMENT CANADA

History and Purpose

EDC was established on October 1, 1969, by the Export Development Act, a statute of the Parliament of Canada.

EDC is established for the purpose of supporting Canada’s export trade and Canadian capacity to engage in that trade and to respond to international business opportunities by the provision of loans, guarantees, insurance and such other agreements or undertakings necessary or desirable to fulfill such purposes. These services supplement facilities available from private financial institutions so that purchases of Canadian exports may be financed on terms competitive with those offered in international markets, including government-supported export financing programs of other countries. On March 12, 2009, the Government of Canada broadened EDC’s mandate, for a two-year period, to enable EDC to support and develop domestic trade and Canadian capacity to engage in such trade and to respond to domestic business opportunities.

The Head Office of EDC is located at 151 O’Connor Street, Ottawa, Canada K1A 1K3 (Telephone: (613) 598-2500). Regional Offices are in Vancouver, Calgary, Toronto, Montreal, Halifax, Winnipeg, Edmonton, Regina, Quebec City, Moncton, St. John’s, Ottawa, Mississauga, Windsor and London, Ontario. In addition, EDC operates Foreign Representations in São Paulo, Rio de Janeiro, Lima, Santiago, Warsaw, Abu Dhabi, Shanghai, Beijing, New Delhi, Mumbai, Mexico City, Monterrey, Moscow and Singapore.

Status as a Crown Corporation

EDC is an agent of Her Majesty in right of Canada and is a Crown corporation whose shares may be owned only by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability must be combined. EDC is accountable for its affairs to Parliament through the Minister of International Trade.

USE OF PROCEEDS

The net proceeds of the debt securities to which this prospectus relates will be used for general corporate purposes unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits. You should read the form of fiscal agency agreement and the forms of debt securities before making your investment decision.

The debt securities may be issued in one or more series as may be authorized from time to time by EDC. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another, (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

There will be a fiscal agent or agents for EDC in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. EDC may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. EDC may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of EDC, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts”.

Status

The debt securities will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under each debt security will rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, EDC (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

(a)  a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security; or

(b)  presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any debt security means whichever is the later of:

(i) the date on which the payment in respect of such debt security becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received.

Global Securities

The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against EDC or Canada arising out of or relating to obligations under the securities, nor is any immunity from jurisdiction available to EDC or Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in New York upon which process may be served for any purpose. In the absence of a waiver of immunity by EDC or Canada, it would be possible to obtain a United States judgment in an action against EDC or Canada, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of EDC or Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following is a summary of the principal Canadian federal income tax considerations generally applicable as of the date hereof to a beneficial owner of a debt security acquired pursuant to an offering by EDC who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”) deals at arm’s length with, and is not affiliated with, EDC or any prospective purchaser of the debt security, (a “Holder”).

This summary is based upon: (a) the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (b) all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and (c) counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.

Subject to certain exceptions that are not discussed in this summary, for the purpose of the Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA. Holders who determine or wish to determine amounts for the purposes of the Tax Act in a currency other than the Canadian dollar should consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Holder and no representation with respect to the consequences to any particular Holder is made. Therefore, each Holder should consult its own tax advisors for advice regarding its particular circumstances.

If the principal Canadian federal income tax considerations applicable to any particular debt security offered by EDC to a prospective purchaser are materially different from those that are described in this summary, such Canadian federal income tax considerations will be summarized in the applicable prospectus supplement or pricing supplement related to the particular debt security.

Residents of Canada

The following summary applies to a Holder who, at all relevant times and for purposes of the Tax Act, is resident or deemed to be resident in Canada and who holds the debt security as capital property (a “Resident Holder”). Generally, a debt security will constitute capital property to a Resident Holder provided that the Resident Holder does not hold the debt security in the course of carrying on a business of buying and selling securities and does not acquire the debt security as part of an adventure in the nature of trade. Certain Resident Holders who might not otherwise be considered to hold their debt securities as capital property may, in certain circumstances, be entitled to have them and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This summary does not apply to: (i) a Resident Holder which is a “financial institution” within the meaning of section 142.2 of the Tax Act; (ii) a Resident Holder who has made a “functional currency” reporting election under section 261 of the Tax Act; or (iii) a Resident Holder, an interest in which is a “tax shelter investment” for the purposes of the Tax Act. Such Resident Holders should consult their own tax advisors.

Interest on a Debt Security

A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on a debt security that accrued to it to the end of the taxation year or that became receivable or was received by it before the end of the taxation year, except to the extent that such interest was included in computing its income for a preceding taxation year.

Any other Resident Holder, including an individual, will generally be required to include in computing its income for a taxation year any amount received or receivable by the Resident Holder in the taxation year as interest on a debt security, depending upon the method regularly followed by the Resident Holder in computing income, to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year. In addition, if at any time a debt security is, or becomes, an “investment contract” (as defined in the Tax Act) in relation to such Resident Holder, the Resident Holder will be required to include in computing its income for a taxation year any interest that accrues to the Resident Holder on the debt security to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in the Resident Holder’s income for that taxation year or a preceding taxation year.

If a debt security is purchased by a Resident Holder at a discount from its face value, the Resident Holder may be required to include an additional amount (“Discount”) in computing its income, either in one or more taxation years in which the Discount accrues or in a taxation year in which the Discount is received or receivable by the Resident Holder. Resident Holders should consult their own tax advisors in these circumstances as the income tax treatment of the Discount may vary with the facts and circumstances giving rise to the Discount.

Disposition of a Debt Security

On a disposition or deemed disposition of a debt security by a Resident Holder at any time, the Resident Holder will be required to include in computing its income for the taxation year in which the disposition occurs an amount equal to the accrued interest on the debt security to the date of the disposition and that is not payable until after that time, to the extent that such amount was not otherwise included in computing the Resident Holder’s income for that taxation year or a preceding taxation year. Where the amount so included in income exceeds the portion of the total consideration received by the Resident Holder for the debt security that is reasonably allocated to such accrued but unpaid interest, and the debt security has been disposed of for consideration equal to the fair market value of the debt security at the time of disposition, such excess may generally be deducted by the Resident Holder in computing income, subject to the detailed rules contained in the Tax Act in that regard.

In addition, on the disposition or deemed disposition of a debt security, the Resident Holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the debt security, net of any accrued interest (less any amount deducted by the Resident Holder in accordance with the last sentence of the previous paragraph) and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the debt security to the Resident Holder. A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains realized by a Resident Holder in a particular taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in any such taxation year, subject to and in accordance with the detailed rules contained in the Tax Act in that regard.

Capital gains realized by individuals (other than certain trusts) may be subject to the alternative minimum tax provisions of the Tax Act.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Tax Act) for the taxation year, including interest income and taxable capital gains.

Non-Residents of Canada

The following summary applies to a Holder who, at all relevant times and for purposes of the Tax Act, is neither resident nor deemed to be resident in Canada and who will not use or hold and will not be deemed to use or hold a debt security in, or in the course of, carrying on business in Canada (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

Interest paid or credited or deemed to be paid or credited by EDC to a Non-Resident Holder on a debt security will be exempt from Canadian non-resident withholding tax unless such interest or deemed interest is

“participating debt interest” (as defined in the Tax Act). In general terms, participating debt interest means interest on an obligation (other than a “prescribed obligation”) all or any portion of which is contingent or dependent on the use of or production from property in Canada or that is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable on any class of shares of the capital stock of a corporation. Generally, a prescribed obligation for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof is contingent or dependent upon, or computed by reference to, any of the criteria described in the preceding sentence, other than an amount determined by reference to a change in the purchasing power of money.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

Generally, there are no other Canadian federal income taxes that would be payable by a Non-Resident Holder as a result of holding or disposing of a debt security (including for greater certainty, any gain realized by a Non-Resident Holder on a disposition of a debt security).

Certain U.S. Federal Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities by U.S. Holders (as defined below), but does not purport to be a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to you if you are subject to special tax rules including those applicable to banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, or persons that have a functional currency other than the United States dollar. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features or warrants to purchase notes. The prospectus supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to your investment in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable pricing supplement. If a partnership holds a debt security, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding a debt security, you should consult your own tax adviser. This summary does not cover any State or local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation (including a publicly traded partnership or other person that is treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person).

Interest Payments

The term “interest” as used in this section “Certain U.S. Federal Income Tax Considerations” includes any additional amounts required to be paid under the terms of a debt security. Interest on a debt security that you receive or accrue (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to you as ordinary interest income at the time it is accrued or paid, in accordance with your method of accounting for U.S. federal income tax purposes. Interest received or accrued by you on a debt security generally will be income from sources outside the United States for purposes of computing the foreign tax credit limitation. For foreign tax credit limitation purposes, the income will generally be “passive category income” or “general category income”. The rules regarding the availability of foreign tax credits are complex and your ability to credit foreign taxes may be subject to various limitations. You should discuss the foreign tax credit rules with your own tax advisor. If you are a cash basis taxpayer and you receive an interest payment in foreign currency, you will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

If you are an accrual basis holder of a debt security denominated in a foreign currency, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest payment, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). You may elect to translate interest income (as well as interest expense) on debt instruments denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, you may elect to use the exchange rate on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with your return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

Upon receipt of an interest payment (whether in a foreign currency or U.S. dollars), if you are an accrual basis taxpayer, you will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Dispositions

Your tax basis in a debt security generally will be the U.S. dollar value of your purchase price of such debt security on the date of purchase. Upon the sale, exchange or redemption of a debt security, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) and your tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, gain or loss so recognized will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

Gain or loss recognized by you on the sale, exchange or retirement of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss. Such foreign currency gain or loss is recognized on the sale or retirement of a debt security only to the extent of total gain or loss recognized on the sale or retirement of such debt security.

Gain or loss that you realize on the sale or retirement of a debt security generally will be U.S. source gain or loss.

Transactions in Foreign Currency

Foreign currency received as a payment of interest on, or on the sale or retirement of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale or retirement. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency and will be ordinary gain or loss.

Backup Withholding and Information Reporting

In general, payments of interest on, and the proceeds of a sale, redemption or other disposition of, a debt security, payable to you by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to you as required under applicable regulations. Backup withholding will apply to these payments if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your U.S. federal income tax return. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. You should consult your tax adviser as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding may be refunded or allowed as a credit against your U.S. federal income tax liabilities if the required information is furnished to the IRS.

THE ABOVE DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. THE DISCUSSION ALSO DOES NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO INVESTING IN DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT OR OTHER SPECIAL FEATURES AND IS SUBJECT TO ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IN A PROSPECTUS SUPPLEMENT APPLICABLE TO AN ISSUE OF DEBT SECURITIES WITH SUCH SPECIAL FEATURES. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

EDC may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to EDC from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The debt securities may be sold directly by EDC or through agents designated by EDC from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by EDC to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

Agents and underwriters may be entitled under agreements entered into with EDC to indemnification by EDC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for EDC in the ordinary course of business.

AUTHORIZED AGENT

The name and address of the authorized agent of EDC in the United States is Guy Saint-Jacques, Deputy Head of Mission to the United States of America, Canadian Embassy, 501 Pennsylvania Avenue, N.W., Washington, D.C. 20001.

PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of Canada, or an agency or instrumentality thereof, is included or incorporated herein on the authority of such publication as a public official document.

U.S. $1,000,000,000

Export Development Canada
(An agent of Her Majesty in right of Canada)
Exportation et développement Canada
(Mandataire de Sa Majesté du chef du Canada)

0.500% United States Dollar Bonds due September 15, 2015

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

HSBC

J.P. Morgan

TD Securities

Barclays

BNP PARIBAS

BofA Merrill Lynch

CIBC

Citigroup

Credit Suisse

Daiwa Capital Markets Europe

Goldman Sachs International

Mizuho Securities

Morgan Stanley

RBC Capital Markets

RBS

Scotiabank

SOCIETE GENERALE

June 12, 2012